Exhibit 99.1

TETRA TECHNOLOGIES, INC. ANNOUNCES SECOND QUARTER 2020 RESULTS

GENERATES $38 MILLION OF CASH FROM OPERATING ACTIVITIES

THE WOODLANDS, Texas, August 4, 2020 / PR Newswire / - TETRA Technologies, Inc. (“TETRA” or the “Company”) (NYSE:TTI) today announced second quarter 2020 results.

Second quarter 2020 revenue of $192 million, decreased 14% from the first quarter of 2020 compared to a 64% decline in US onshore rig activity and a 26% decline in international rig activity. Net loss before discontinued operations for the second quarter was $34.3 million, inclusive of $18.1 million of non-recurring charges and expenses. This compares to a net loss before discontinued operations of $10.2 million in the first quarter of 2020, inclusive of $8.1 million of non-recurring charges and expenses. Net loss per share attributable to TETRA stockholders in the second quarter was $0.15.  Excluding the non-recurring charges and expenses, the net loss per share attributable to TETRA stockholders was $0.09. Consolidated Adjusted EBITDA before discontinued operations was $35.3 million and compares to $47.8 million in the first quarter. Consolidated cash provided by operating activities in the second quarter was $38 million, compared to $22 million in the first quarter of 2020. TETRA only cash from operating activities was $33 million, while TETRA only adjusted free cash flow from continuing operations was $31 million, compared to $4.7 million in the first quarter of 2020. The improvements in consolidated cash provided by operating activities and TETRA only adjusted free cash flow reflects monetization of working capital.

 Financial Highlights

•	Completion Fluids & Products income before taxes was $16.0 million, or 22.4% of revenue, while Adjusted EBITDA was $18.3 million, or 25.7% of revenue.
•

Water & Flowback Services loss before taxes was $8.4 million, while Adjusted EBITDA remained positive at $400,000 despite a 57% sequential decline in revenue and a 64% decline in the US onshore rig count.

•

TETRA only adjusted free cash flow from continuing operations was $31.2 million in the second quarter, an improvement of $26.8 million from the first quarter of 2020 reflecting improvements in working capital.

•

Consolidated cash from operating activities was $60 million in the first half of the year while TETRA only adjusted free cash flow from continuing operations through the first half of 2020 was $36 million, a year-over-year improvement of $68 million compared to the first half of 2019.

This press release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”): Adjusted earnings per share attributable to TETRA stockholders, Adjusted EBITDA, and Adjusted EBITDA Margin (Adjusted EBITDA as a percent of revenue) on consolidated and segment basis, Adjusted income (loss) before tax, TETRA-only adjusted free cash flow from continuing operations, and net debt.  Please see Schedules E-K for reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures.

Brady Murphy, TETRA’s Chief Executive Officer, stated, “Our second quarter results reflect exceptional execution by our management team and employees.  By working safely under extraordinary conditions due to the COVID-19 pandemic and while continuing to service our customer’s requirements, we were also able to deliver strong financial results given the historical decline in drilling and completion activity during the quarter.  On a consolidated basis we were able to improve Adjusted EBITDA margins compared to the second quarter of last year while also generating stronger free cash flows.  Our Completion Fluids and Products segment and Compression Segment maintained strong Adjusted EBITDA margins relative to the first quarter while both improved year on year.  Water Management and Flowback Services maintained slightly positive Adjusted EBITDA.  Despite the rapid decline in activity, the financial stress that our customers are encountering, and restructuring costs that we incurred, we generated $38 million of consolidated cash from operations and $31 million of TETRA only adjusted free cash flow from operating activities, both very significant improvements over the first quarter of this year and second quarter of last year.

"Completion Fluids & Products segment second quarter income before tax margin was 22.4% while Adjusted EBITDA margin was 25.7%.  This is the fifth consecutive quarter that Adjusted EBITDA margins for this segment have exceeded our internal management target of 20% despite very difficult market conditions.   We continue to see the benefit from our market diversification as approximately half of the second quarter revenue came from industrial chemicals. Our European Chemicals business ended the quarter with its highest Adjusted EBITDA since the second quarter of 2015.  Revenue for this segment declined by only 5% in contrast to the dramatic decline in overall operator spend and activity during the quarter, reflecting the resiliency of our revenue stream.  The second quarter also benefited from strong Gulf of Mexico completion fluids activity, which was up sequentially and from the same quarter of last year.

"Water & Flowback Services segment second quarter revenue of $24.7 million decreased 57% sequentially compared to an estimated 80% reduction in active frac crews. We were able to maintain a slightly positive Adjusted EBITDA through exceptional cost management, market share gains and customer adoption of our latest technology.  In the second quarter, our revenue per active frac crew has more than doubled in the two years since we first deployed our Integrated Water Management strategy.  Our BlueLinxTM automation solution, which allows us to remotely and efficiently deliver services to our customers with less field staff, is now deployed on all of our Integrated Water management projects.  We also maintained full utilization of our SandStormTM sand separation technology through most of the quarter.

“Second quarter 2020 Compression segment performance exceeded internal expectations with a loss before taxes of $23 million and Adjusted EBITDA of $26.3 million, up 1% from the first quarter.  Compression Services margins improved sequentially by 300 basis points to 54.9% - the highest in CSI Compressco’s history driven by aggressive cost reductions.  Utilization declined from 86.5% at the end of the first quarter of 2020 to 82.1% at the end of the second quarter.  Approximately 15% of our US domestic fleet was on standby during the quarter as customers shut in production given the low oil prices. The majority of the shut-ins were from two of our largest customers, both supermajors, that have the balance sheet to shut in production in anticipation of higher oil prices.  Starting August 1st, we began returning to service most of units on standby with one of those two customers.  CSI Compressco announced yesterday that the Midland fabrication real estate and buildings had been sold for gross proceeds of $17 million in early July.  Additionally, CSI Compressco announced that it expects to receive $9 million in cash proceeds in the third quarter from the sale of idle compressor units.  This $26 million of gross proceeds will further strengthen CSI Compressco’s balance sheet.

"Going in to this historic downturn, we knew that by executing the strategies we have worked on for the past two years and by taking quick and decisive cost reduction actions beginning at the executive management level and then throughout the organization, that we would come out the other side of this pandemic very well positioned.  I’m very pleased to say that we are on track to achieve that objective.  Strong execution and the diversity of our end markets, including industrial chemicals, offshore, international and a technology differentiated North America water and flowback business, has allowed us to keep Adjusted EBITDA positive and to generate free cash flow in a very difficult environment.

A summary of key financial metrics for the second quarter are as follows:

Second Quarter 2020 Results
	Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
	(In Thousands, Except per Share Amounts)
Revenue	$192,441	$222,942	$288,796
Loss before discontinued operations	(34,330)	(10,231)	(8,201)
Adjusted EBITDA before discontinued operations	35,259	47,809	50,084
GAAP EPS before discontinued operations attributable to TETRA stockholders	(0.15)	(0.01)	(0.06)
Adjusted EPS attributable to TETRA stockholders	(0.09)	0.02	(0.02)
GAAP net cash provided by operating activities	38,211	22,176	30,965
TETRA only adjusted free cash flow from continuing operations	$31,187	$4,651	$3,117

Operating Segments

Completion Fluids & Products Division

Completion Fluids & Products revenue was $71.3 million in the second quarter of 2020, a decrease of 5% from the first quarter of 2020, primarily driven by decreased international activity. Completion Fluids & Products income before taxes was $16.0 million in the second quarter (22.4% of revenue). Completion Fluids & Products adjusted income before taxes was $16.5 million (23.1% of revenue).  Adjusted EBITDA of $18.3 million (25.7% of revenue - a 300 basis point sequential decline) decreased by $3.3 million sequentially.  Excluding the CS Neptune© sale in the second quarter of 2019, our Completion Fluids & Products business Adjusted EBITDA margins in the second quarter of 2020 outperformed the second quarter of 2019 by over 500 basis points.

Water & Flowback Services Division

Water & Flowback Services second quarter 2020 revenue of $24.7 million decreased 57% from the first quarter of 2020, driven by the drastic reduction in U.S. land activity.  Water & Flowback Services loss before tax was $8.4 million, primarily due to disruptions in several basins as customers have drastically reduced spending. Adjusted EBITDA decreased $6.4 million sequentially to $400,000. The Division's Adjusted EBITDA remained positive despite the significant reduction in revenue.  Our investments and focus on technology and automation and our move towards integrated projects strategies is helping us increase market share and maintain activity with our customers in a rapidly changing market.

Compression Division

Second quarter Compression revenue increased 7% from the first quarter of 2020 driven by higher equipment sales. Compression Services gross margins were 54.9%, a 300 basis points increase from the first quarter of 2020. Overall fleet utilization was 82.1%, down from 86.5% at the end of the first quarter. As of June 30, 2020, total active operating horsepower was 967,505, a sequential decrease of 65,751 horsepower. Net loss before taxes was $23.0 million, $10.2 million worse than the first quarter.  The second quarter loss included $15.7 million of non-recurring or unusual items, primarily related to impairment of idle compression assets and related inventory, costs related to the closure of our Midland fabrication facility, and expenses related to the unsecured bonds exchange that was completed in the second quarter.  Second quarter 2020 Adjusted EBITDA of $26.3 million increased 1% from the first quarter of 2020 primarily due to strong aftermarket services margins.

Free Cash Flow and Balance Sheet

During the second quarter of 2020, consolidated cash provided by operations was $38 million, a $16 million improvement sequentially.  TETRA only adjusted free cash flow from continuing operations was $31 million, a $27 million improvement over the first quarter of 2020 and a $28 million improvement over the second quarter of 2019. Cash generation was due to improvements in working capital.  TETRA only liquidity at the end of second quarter 2020 improved $29 million from the same period last year, positioning the Company to safely maneuver through this downturn. TETRA only liquidity is defined as unrestricted cash on hand plus availability under our revolving credit facility.

Consolidated total debt was $858 million while consolidated net debt was $787 million, with TETRA only net debt of $156 million.  At the end of the second quarter TETRA Only non-restricted cash was $50 million.  Schedules D and H distinguish consolidated cash and debt for TETRA and for TETRA excluding CSI Compressco.  TETRA’s debt agreements do not include any cross defaults or cross guarantees for CSI Compressco’s debt.

Non-recurring charges and expenses items

Non-recurring charges and expenses, including discontinued operations, incurred in the second quarter, as detailed on Schedule F, include the following:

•	$9.0 million non-cash impairment expense for compression fixed assets and inventory
•	$4.8 million of debt financing fees on the recently completed CSI Compressco bond exchange
•	$3.4 million of restructuring expenses and severance
•	$0.9 million of other expenses

Historically the Company has used a normalized 21% effective tax rate to reflect normalized EPS and normalized net income on Schedule F. Given TETRA's net operating losses of over $350 million, management does not believe TETRA will incur U.S. income taxes in the near future and has discontinued the use of that adjustment to report normalized earnings.

Conference Call

TETRA will host a conference call to discuss these results today, August 4, 2020, at 9:30 a.m. Eastern Time. The phone number for the call is 1-888-347-5303. The conference call will also be available by live audio webcast and may be accessed through the Company's website at www.tetratec.com. A replay of the conference call will be available at 1-877-344-7529 conference number 10138625, for one week following the conference call and the archived webcast will be available through the Company's website for thirty days following the conference call.

Investor Contact

For further information: Elijio Serrano, CFO, TETRA Technologies, Inc., The Woodlands, Texas, Phone: 281.367.1983, www.tetratec.com

Financial Statements, Schedules and Non-GAAP Reconciliation Schedules (Unaudited)

Schedule A: Consolidated Income Statement

Schedule B: Financial Results By Segment

Schedule C: Consolidated Balance Sheet

Schedule D: Long-Term Debt

Schedule E: Statement Regarding Use of Non-GAAP Financial Measures

Schedule F: Special Items

Schedule G: Non-GAAP Reconciliation to GAAP Financials

Schedule H: Non-GAAP Reconciliation of TETRA Net Debt

Schedule I: Non-GAAP Reconciliation to TETRA Only Adjusted Free Cash Flow

Schedule J: Non-GAAP Reconciliation to TETRA Only Adjusted Free Cash Flow From Continuing Operations

Schedule K: Non-GAAP Reconciliation to TETRA Adjusted EBITDA Margins and Adjusted Income (Loss) Before Tax Margins

Company Overview and Forward-Looking Statements

TETRA Technologies, Inc. is a geographically diversified oil and gas services company, focused on completion fluids and associated products and services, water management, frac flowback, production well testing, and compression services and equipment.  TETRA owns an equity interest, including all of the general partner interest, in CSI Compressco LP (NASDAQ:CCLP), a master limited partnership.

Cautionary Statement Regarding Forward Looking Statements

This news release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “see,” “expectation,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning economic and operating conditions that are outside of our control, including the trading price of our common stock; the current significant surplus in the supply of oil and the ability of the OPEC and other oil producing nations to agree on and comply with supply limitations; the duration and magnitude of the unprecedented disruption in the oil and gas industry currently, which is negatively impacting our business; the availability of adequate sources of capital to us; expected customer drilling activity, resumption of shut-in oil production and capital spending for 2020 and 2021, the planned sale of idle compression equipment; the availability of raw materials and labor at reasonable prices; risks related to acquisitions and our growth strategy; restrictions under our debt agreements and the consequences of any failure to comply with debt covenants; the effect and results of litigation, regulatory matters, settlements, audits, assessments, and contingencies; risks related to our foreign operations; information technology risks including the risk of cyber attacks; the severity and duration of the COVID-19 pandemic and related economic repercussions and the resulting negative impact on the demand for oil and gas; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts, and supply chain disruptions; other global or national health concerns; and projections concerning the Company's business activities, financial guidance, estimated earnings, earnings per share, and statements regarding the Company's beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Risk Factors” contained in the Company's Annual Reports on Form 10-K, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Schedule A: Consolidated Income Statement (Unaudited)

	Three Months Ended			Six Months Ended
	Jun 30, 2020	Mar 31, 2020	Jun 30, 2019	Jun 30, 2020	Jun 30, 2019
	(In Thousands, Except per Share Amounts)
Revenues	$192,441	$222,942	$288,796	$415,383	$532,524

Cost of sales, services, and rentals	133,892	148,694	206,302	282,586	383,046
Depreciation, amortization, and accretion	29,842	29,460	31,817	59,302	62,445
Impairments and other charges	8,977	5,371	2,311	14,348	2,457
Insurance recoveries	(591)	—	—	(591)	—
Total cost of revenues	172,120	183,525	240,430	355,645	447,948
Gross profit	20,321	39,417	48,366	59,738	84,576

General and administrative expense	31,214	30,537	36,295	61,751	70,572
Interest expense, net	17,586	17,856	18,529	35,442	36,908
Warrants fair value adjustment (income) expense	11	(338)	(1,520)	(327)	(1,113)
CCLP Series A Preferred Units fair value adjustment (income) expense	—	—	146	—	1,309
Other (income) expense, net	3,839	439	627	4,278	(324)
Loss before taxes and discontinued operations	(32,329)	(9,077)	(5,711)	(41,406)	(22,776)
Provision for income taxes	2,001	1,154	2,490	3,155	4,099
Loss before discontinued operations	(34,330)	(10,231)	(8,201)	(44,561)	(26,875)
Discontinued operations:
Loss from discontinued operations, net of taxes	163	(145)	(345)	18	(771)
Net loss	(34,167)	(10,376)	(8,546)	(44,543)	(27,646)
Less: loss attributable to noncontrolling interest	15,712	8,825	1,633	24,537	9,895
Net loss attributable to TETRA stockholders	$(18,455)	$(1,551)	$(6,913)	$(20,006)	$(17,751)

Basic per share information:
Loss before discontinued operations attributable to TETRA stockholders	$(0.15)	$(0.01)	$(0.06)	$(0.16)	$(0.13)
Income (loss) from discontinued operations attributable to TETRA stockholders	$0.00	$0.00	$0.00	$0.00	$(0.01)
Net loss attributable to TETRA stockholders	$(0.15)	$(0.01)	$(0.06)	$(0.16)	$(0.14)
Weighted average shares outstanding	125,886	125,587	125,612	125,736	125,646

Diluted per share information:
Loss before discontinued operations attributable to TETRA stockholders	$(0.15)	$(0.01)	$(0.06)	$(0.16)	$(0.13)
Income (loss) from discontinued operations attributable to TETRA stockholders	$0.00	$0.00	$0.00	$0.00	$(0.01)
Net loss attributable to TETRA stockholders	$(0.15)	$(0.01)	$(0.06)	$(0.16)	$(0.14)
Weighted average shares outstanding	125,886	125,587	125,612	125,736	125,646

Schedule B: Financial Results By Segment (Unaudited)

	Three Months Ended			Six Months Ended
	Jun 30, 2020	Mar 31, 2020	Jun 30, 2019	Jun 30, 2020	Jun 30, 2019
	(In Thousands)
Revenues by segment:
Completion Fluids & Products Division	$71,346	$75,237	$79,767	$146,583	$141,348
Water & Flowback Services Division	24,723	57,467	73,124	82,190	151,802
Compression Division	96,372	90,238	135,905	186,610	239,374
Eliminations and other	—	—	—	—	—
Total revenues	$192,441	$222,942	$288,796	$415,383	$532,524

Gross profit (loss) by segment:
Completion Fluids & Products Division	$20,819	$25,964	$19,809	$46,783	$30,472
Water & Flowback Services Division	(4,836)	3,267	7,490	(1,569)	16,341
Compression Division	4,511	10,380	21,235	14,890	38,094
Corporate overhead and eliminations	(173)	(194)	(168)	(366)	(331)
Total gross profit	$20,321	$39,417	$48,366	$59,738	$84,576

Income (loss) before taxes by segment:
Completion Fluids & Products Division	$16,002	$19,396	$14,614	$35,398	$20,800
Water & Flowback Services Division	(8,418)	(2,244)	2,460	(10,662)	4,691
Compression Division	(23,006)	(12,790)	(3,483)	(35,796)	(11,284)
Corporate overhead and eliminations	(16,907)	(13,439)	(19,302)	(30,346)	(36,983)
Total income (loss) before taxes	$(32,329)	$(9,077)	$(5,711)	$(41,406)	$(22,776)

Please note that the above results by Segment include special charges and expenses. Please see Schedule F for details of those special charges and expenses.

(1)	Excludes discontinued operations

Schedule C: Consolidated Balance Sheet (June 30, 2020 Unaudited)

	June 30, 2020	December 31, 2019
	(In Thousands)
Balance Sheet:
Cash (excluding restricted cash)	$56,722	$17,704
Accounts receivable, net	117,106	175,918
Inventories	115,506	136,510
Other current assets	22,453	21,222
PP&E, net	713,584	758,637
Operating lease right-of-use assets	75,524	68,131
Other assets	90,499	93,800
Total assets	$1,191,394	$1,271,922

Liabilities of discontinued operations	$1,873	$2,098
Other current liabilities	145,454	186,625
Long-term debt (1)	843,292	842,871
Long-term portion of asset retirement obligations	12,862	12,762
Warrants liability	123	449
Operating lease liabilities	60,693	53,919
Other long-term liabilities	11,611	10,372
Equity	115,486	162,826
Total liabilities and equity	$1,191,394	$1,271,922

(1) Please see Schedule D for the individual debt obligations of TETRA and CSI Compressco LP.

Schedule D: Long-Term Debt (Unaudited)

TETRA Technologies Inc. and its subsidiaries, other than CSI Compressco LP and its subsidiaries, are obligated under an asset-based bank credit agreement and a term credit agreement, neither of which are obligations of CSI Compressco LP and its subsidiaries. CSI Compressco LP and its subsidiaries are obligated under a separate asset-based bank credit agreement and two series of senior notes, neither of which are obligations of TETRA and its other subsidiaries. Amounts presented exclude deferred financing costs.

	June 30, 2020	December 31, 2019	June 30, 2019
	(In Thousands)
TETRA
Asset-Based Credit Agreement	$—	$1,000	$20,000
Term Credit Agreement	220,500	220,500	220,500
TETRA total debt	220,500	221,500	240,500
Less current portion	—	—	—
TETRA total long-term debt	$220,500	$221,500	$240,500

CSI Compressco LP
CCLP Credit Agreement	1,477	3,500	—
7.25% Senior Notes	80,722	295,930	295,930
7.50% Senior Notes	400,000	350,000	350,000
Second Lien Notes	155,529	—	—
Total debt	637,728	649,430	645,930
Less current portion	—	—	—
CCLP total long-term debt	$637,728	$649,430	$645,930
Consolidated total long-term debt	$858,228	$870,930	$886,430

Schedule E: Statement Regarding Use of Non-GAAP Financial Measures

In addition to financial results determined in accordance with GAAP, this press release may include the following non-GAAP financial measures for the Company: net debt; adjusted consolidated and segment income (loss) before taxes and special charges; adjusted diluted earnings (loss) per share before discontinued operations; consolidated and segment adjusted EBITDA; net income (loss) before taxes, Adjusted income (loss) before tax, Adjusted income (loss) before tax as a % of revenue, TETRA only adjusted free cash flow and TETRA only free cash flow from continuing operations; and segment adjusted EBITDA as a percent of revenue (“Adjusted EBITDA margin”). The following schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures. The non-GAAP financial measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with GAAP, as more fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.

Management believes that the exclusion of the special charges from the historical results of operations enables management to evaluate more effectively the Company’s operations over the prior periods and to identify operating trends that could be obscured by the excluded items.

Adjusted income (loss) before taxes (and adjusted income (loss) before taxes as a percent of revenue) is defined as the Company’s (or the Segment’s) income (loss) before taxes excluding certain special or other charges (or credits). Adjusted income (loss) before taxes (and adjusted income (loss) before taxes as a percent of revenue) is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.

Adjusted diluted earnings (loss) per share before discontinued operations is defined as the Company’s diluted earnings (loss) per share excluding certain special or other charges (or credits). Adjusted diluted earnings (loss) per share is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.

Adjusted EBITDA before discontinued operations (and Adjusted EBITDA before discontinued operations as a percent of revenue) is defined as earnings before interest, taxes, depreciation, amortization, impairments and certain non-cash charges and non-recurring adjustments. Adjusted EBITDA before discontinued operations (and Adjusted EBITDA margin) is used by management as a supplemental financial measure to assess the financial performance of the Company’s assets, without regard to financing methods, capital structure or historical cost basis and to assess the Company’s ability to incur and service debt and fund capital expenditures.

Adjusted income before tax is defined as earnings (loss) before interest, taxes, impairments and certain non-cash charges and non-recurring adjustments.  Adjusted income before tax (and Adjusted income before tax as a percent of revenue or Adjusted income before tax margin which is Adjusted income before tax divided by revenue) is used by management as a supplemental financial measure to assess the financial performance of the Company’s normalized profitability while excluding any unusual, non-recurring items and tax benefits or detriment.

TETRA only adjusted free cash flow is a non-GAAP measure that the Company defines as cash from TETRA’s operations, less capital expenditures net of sales proceeds and cost of equipment sold and including cash distributions to TETRA from CSI Compressco LP. TETRA only adjusted free cash flow from continuing operations is defined as TETRA only adjusted free cash flow less discontinued operations EBITDA and discontinued operations capital expenditures. Management uses this supplemental financial measure to:

•	assess the Company’s ability to retire debt;
•	evaluate the capacity of the Company to further invest and grow; and
•	to measure the performance of the Company as compared to its peer group.

TETRA only adjusted free cash flow and TETRA only adjusted free cash flow from continuing operations do not necessarily imply residual cash flow available for discretionary expenditures, as they exclude cash requirements for debt service or other non-discretionary expenditures that are not deducted.

TETRA net debt is defined as the sum of the carrying value of long-term and short-term debt on its consolidated balance sheet, less cash, excluding restricted cash on the consolidated balance sheet and excluding the debt and cash of CSI Compressco LP. Management views TETRA net debt as a measure of TETRA’s ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities.

Schedule F: Special Items (Unaudited)

	Three Months Ended
	June 30, 2020
	Income (loss) before taxes and discontinued operations	Provision (Benefit) for Tax	Non-cont. Interest	Net Income Attributable to TETRA Stockholders	Diluted EPS
	(In Thousands, Except per Share Amounts)
Income (loss) attributable to TETRA stockholders, excluding special items and discontinued operations	$(14,258)	$2,001	$(5,171)	$(11,088)	$(0.09)
Stock Warrant fair value adjustment	(11)	—	—	(11)	0.00
Transaction and other expenses	(895)	—	(475)	(420)	0.00
Impairments and other charges	(8,922)	—	(5,977)	(2,945)	(0.02)
Restructuring charges	(486)	—	(179)	(307)	0.00
Debt Refinancing	(4,754)	—	(3,184)	(1,570)	(0.01)
Severance	(3,003)	—	(726)	(2,277)	(0.02)
Net income (loss) before discontinued operations	(32,329)	2,001	(15,712)	(18,618)	(0.15)
Loss from discontinued operations				163	0.00
Net Income (loss) attributable to TETRA stockholders, as reported				$(18,455)	$(0.15)

	Three Months Ended
	March 31, 2020
	Income (loss) before taxes and discontinued operations	Provision (Benefit) for Tax	Non-cont. Interest	Net Income Attributable to TETRA Stockholders	Diluted EPS
	(In Thousands, Except per Share Amounts)
Income (loss) attributable to TETRA stockholders, excluding special items and discontinued operations	$(976)	$1,154	$(4,892)	$2,762	$0.02
Stock Warrant fair value adjustment	338	—	—	338	0.00
Transaction and other expenses	(457)	—	(216)	(241)	0.00
Impairments and other charges	(5,371)	—	(3,538)	(1,833)	(0.01)
Restructuring charges	(259)	—	—	(259)	0.00
Severance	(1,334)	—	(179)	(1,155)	(0.01)
Bad debt	(1,018)	—	—	(1,018)	(0.01)
Net income (loss) before discontinued operations	(9,077)	1,154	(8,825)	(1,406)	(0.01)
Loss from discontinued operations				(145)	0.00
Net Income (loss) attributable to TETRA stockholders, as reported				$(1,551)	$(0.01)

	Three Months Ended
	June 30, 2019
	Income (loss) before taxes and discontinued operations	Provision (Benefit) for Tax	Non-cont. Interest	Net Income Attributable to TETRA Stockholders	Diluted EPS
	(In Thousands, Except per Share Amounts)
Income (loss) attributable to TETRA stockholders, excluding unusual charges	$(2,545)	$(530)	$(11)	$(2,004)	$(0.02)
Stock warrant fair value adjustment	1,520	319	—	1,201	0.01
Convertible Series A preferred fair value adjustments	(146)	(35)	(74)	(37)	0.00
5% Cash Redemption on CCLP Series A Preferred	(546)	(115)	(278)	(153)	0.00
Earnout Adjustment	400	84	—	316	0.00
Lee Plant Facility Expenses	289	61	—	228	0.00
CEO Retirement	(1,843)	(387)	—	(1,456)	(0.01)
Transaction Expense	(376)	(79)	(168)	(129)	0.00
Inventory Adjustment	(153)	(32)	(68)	(53)	0.00
Impairments and other charges	(2,311)	(485)	(1,034)	(792)	(0.01)
Effect of deferred tax valuation allowance and other related tax adjustments	—	3,689	—	(3,689)	(0.03)
Net income (loss) before discontinued operations	(5,711)	2,490	(1,633)	(6,568)	(0.06)
Loss from discontinued operations				(345)	0.00
Net Income (loss) attributable to TETRA stockholders, as reported				$ (6,913)	$(0.06)

Schedule G: Non-GAAP Reconciliation to GAAP Financials (Unaudited)*

	Three Months Ended
	June 30, 2020
	Net Income (Loss), as reported	Tax Provision	Income (Loss) Before Tax, as Reported	Impairments & Special Charges	Adjusted Income (Loss) Before Tax	Interest Expense	Adjusted Depreciation & Amortization	Equity Comp. Expense	Adjusted EBITDA
	(In Thousands)
Completion Fluids & Products Division			$16,002	$510	$16,512	$(143)	$1,934	$—	$18,303
Water & Flowback Services Division			(8,418)	1,203	(7,215)	(2)	7,617	—	400
Compression Division			(23,006)	15,736	(7,270)	12,982	20,116	488	26,316
Eliminations and other			2	—	2	—	—	—	2
Subtotal			(15,420)	17,449	2,029	12,837	29,667	488	45,021
Corporate and other			(16,909)	621	(16,288)	4,749	175	1,602	(9,762)
TETRA excluding Discontinued Operations	$(34,330)	$2,001	$(32,329)	$18,070	$(14,259)	$17,586	$29,842	$2,090	$35,259

	March 31, 2020
	Net Income (Loss), as reported	Tax Provision	Income (Loss) Before Tax, as Reported	Impairments & Special Charges	Adjusted Income (Loss) Before Tax	Adjusted Interest Expense, Net	Adjusted Depreciation & Amortization	Equity Comp. Expense	Adjusted EBITDA
	(In Thousands)
Completion Fluids & Products Division			$19,396	$450	$19,846	$(154)	$1,934	$—	$21,626
Water & Flowback Services Division			(2,244)	1,607	(637)	(9)	7,425	—	6,779
Compression Division			(12,790)	5,971	(6,819)	12,564	19,908	324	25,977
Eliminations and other			5	—	5	—	(4)	—	1
Subtotal			4,367	8,028	12,395	12,401	29,263	324	54,383
Corporate and other			(13,444)	73	(13,371)	5,455	197	1,145	(6,574)
TETRA excluding Discontinued Operations	$(10,231)	$1,154	$(9,077)	$8,101	$(976)	$17,856	$29,460	$1,469	$47,809

	Three Months Ended
	June 30, 2019
	Net Income (Loss), as reported	Tax Provision	Income (Loss) Before Tax, as Reported	Impairments & Special Charges	Adjusted Income (Loss) Before Tax	Interest Expense	Adjusted Depreciation & Amortization	Equity Comp. Expense	Adjusted EBITDA
	(In Thousands)
Completion Fluids & Products Division			$14,614	$(289)	$14,325	$(157)	$3,723	$—	$17,891
Water & Flowback Services Division			2,460	(400)	2,060	(8)	8,871	—	10,923
Compression Division			(3,483)	3,607	124	12,998	19,054	590	32,766
Eliminations and other			1	—	1	—	(3)	—	(2)
Subtotal			13,592	2,918	16,510	12,833	31,645	590	61,578
Corporate and other			(19,303)	268	(19,035)	5,696	172	1,673	(11,494)
TETRA excluding Discontinued Operations	$(8,201)	$2,490	$(5,711)	$3,186	$(2,525)	$18,529	$31,817	$2,263	$50,084

* Excludes the impact from discontinued operations.

Schedule H: Non-GAAP Reconciliation of TETRA Net Debt (Unaudited)

The cash and debt positions of TETRA and CSI Compressco LP as of June 30, 2020, are shown below. TETRA and CSI Compressco LP’s debt agreements are distinct and separate with no cross-default provisions. Management believes that the most appropriate method to analyze the debt positions of each company is to view them separately, as noted below.

The following reconciliation of net debt is presented as a supplement to financial results prepared in accordance with GAAP.  Amounts presented are net of deferred financing costs.

	June 30, 2020
	TETRA	CCLP	Consolidated
	(In Millions)
Non-restricted cash	$50.0	$6.8	$56.7

Carrying value of long-term debt:
Asset-Based Credit Agreement	—	0.7	0.7
Term Credit Agreement	205.7	—	205.7
Senior Notes outstanding	—	636.8	636.8
Net debt	$155.7	$630.7	$786.5

Schedule I: Non-GAAP Reconciliation to TETRA Only Adjusted Free Cash Flow (Unaudited)

	Three Months Ended			Six Months Ended
	Jun 30, 2020	Mar 31, 2020	Jun 30, 2019	Jun 30, 2020	Jun 30, 2019
	(In Thousands)
Consolidated
Net cash provided (used) by operating activities	$38,211	$22,176	$30,965	$60,387	$38,377
Capital expenditures, net of sales proceeds	(3,332)	(10,965)	(27,345)	(14,297)	(59,390)
Consolidated adjusted free cash flow	$34,879	$11,211	$3,620	46,090	(21,013)

CSI Compressco LP
Net cash provided (used) by operating activities	$4,823	$13,357	$8,710	18,180	40,342
Capital expenditures, net of sales proceeds	(1,125)	(6,483)	(16,434)	(7,608)	(39,586)
CSI Compressco free cash flow	$3,698	$6,874	$(7,724)	10,572	756

TETRA Only
Cash from operating activities	$33,388	$8,819	$22,255	42,207	(1,965)
Investment in CCLP Compressors	—	—	(8,740)	—	(11,142)
Capital expenditures, net of sales proceeds	(2,207)	(4,482)	(10,911)	(6,689)	(19,804)
Free cash flow	31,181	4,337	2,604	35,518	(32,911)
Distributions from CSI Compressco LP	169	169	168	338	337
TETRA Only Adjusted Free Cash Flow	$31,350	$4,506	$2,772	35,856	(32,574)

Schedule J: Non-GAAP Reconciliation to TETRA Only Adjusted Free Cash Flow From Continuing Operations (unaudited)

	Three Months Ended			Six Months Ended
	Jun 30, 2020	Mar 31, 2020	Jun 30, 2019	Jun 30, 2020	Jun 30, 2019
	(In Thousands)
TETRA Only
Cash from operating activities	$33,388	$8,819	$22,255	$42,207	$(1,965)
Less: Discontinued operations operating activities (adjusted EBITDA)	163	(145)	(345)	18	(771)
Cash from continued operating activities	33,225	8,964	22,600	42,189	(1,194)
Less: Continuing operations capital expenditures	(2,207)	(4,482)	(10,911)	(6,689)	(19,804)
Less: Investment in CCLP Compressors	—	—	(8,740)	—	(11,142)
Distributions from CSI Compressco LP	169	169	168	338	337
TETRA Only Adjusted Free Cash Flow From Continuing Operations	$31,187	$4,651	$3,117	$35,838	$(31,803)

Schedule K: Non-GAAP Reconciliation to TETRA Adjusted EBITDA Margins and Adjusted Income (Loss) before tax margins (Unaudited)

	Three Months Ended
	Jun 30, 2020	Mar 31, 2020	Jun 30, 2019
	(In Thousands)

Consolidated
Revenue	$192,441	$222,942	$288,796
Income (loss) before tax	(32,329)	(9,077)	(5,711)
Adjusted income (loss) before tax (Schedule G)	(14,259)	(976)	(2,525)
Adjusted EBITDA (Schedule G)	35,259	47,809	50,084
Income (Loss) Before Tax Margin	(16.8)%	(4.1)%	(2.0)%
Adjusted Income (Loss) Before Tax Margin	(7.4)%	(0.4)%	(0.9)%
Adjusted EBITDA Margin	18.3%	21.4%	17.3%

Completion Fluids & Products
Revenue	$71,346	$75,237	$79,767
Income (loss) before tax	16,002	19,396	14,614
Adjusted income (loss) before tax (Schedule G)	16,512	19,846	14,325
Adjusted EBITDA (Schedule G)	18,303	21,626	17,891
Income (Loss) Before Tax Margin	22.4%	25.8%	18.3%
Adjusted Income (Loss) Before Tax Margin	23.1%	26.4%	18.0%
Adjusted EBITDA Margin	25.7%	28.7%	22.4%

Water & Flowback Services
Revenue	$24,723	$57,467	$73,124
Income (loss) before tax	(8,418)	(2,244)	2,460
Adjusted income (loss) before tax (Schedule G)	(7,215)	(637)	2,060
Adjusted EBITDA (Schedule G)	400	6,779	10,923
Income (Loss) Before Tax Margin	(34.0)%	(3.9)%	3.4%
Adjusted Income (Loss) Before Tax Margin	(29.2)%	(1.1)%	2.8%
Adjusted EBITDA Margin	1.6%	11.8%	14.9%

Compression
Revenue	$96,372	$90,238	$135,905
Income (loss) before tax	(23,006)	(12,790)	(3,483)
Adjusted income (loss) before tax (Schedule G)	(7,270)	(6,819)	124
Adjusted EBITDA (Schedule G)	26,316	25,977	32,766
Income (Loss) Before Tax Margin	(23.9)%	(14.2)%	(2.6)%
Adjusted Income (Loss) Before Tax Margin	(7.5)%	(7.6)%	0.1%
Adjusted EBITDA Margin	27.3%	28.8%	24.1%